Exhibit 99.1

Natus Medical Announces Preliminary 2011 Third Quarter Revenue Results

- Updates 2011 Full Year and Fourth Quarter Financial Guidance

- Financial Results Conference Call Scheduled for October 27, 2011

SAN CARLOS, Calif.--(BUSINESS WIRE)--October 10, 2011--Natus Medical Incorporated (Nasdaq:BABY) today announced that it expects to report revenue for the third quarter of 2011 of approximately $51.5 million, including approximately $1.5 million from Embla Systems, which the Company acquired on September 15, 2011. Revenue for the core business is below the $58 million that the Company projected in its financial results call in July 2011.

“The revenue shortfall in the third quarter was primarily in our neurology business in both domestic and international markets where we experienced delays in orders and in the United States also a reduction in order size,” said Jim Hawkins, Chief Executive Officer of the Company. “Our Medix subsidiary, with newborn care products sold primarily in South America, also experienced a shortfall due to delayed orders.”

“Our other newborn care products, including our newborn hearing screening, newborn brain monitoring, and phototherapy product lines performed to expectations in the third quarter,” said Hawkins. “The integration of Embla Systems is also on track and we expect Embla to contribute $0.08 to non-GAAP earning per share in 2012. As we discussed in our last conference call, we are taking cost out of our core businesses in the fourth quarter and throughout 2012.”

Financial Guidance

Natus updated its 2011 financial guidance.

The Company expects to report revenue of approximately $234 million and $65 million for the full year 2011 and fourth quarter 2011, respectively, including approximately $7.5 million from Embla Systems in the fourth quarter. The Company had earlier said that it expected to report revenue of approximately $236 million and $61 million for the respective periods.

For the fourth quarter 2011, the Company expects to report non-GAAP earnings per share of approximately $0.15. The Company had earlier said that it expected to report non-GAAP earnings per share of $0.19 to $0.20 for the fourth quarter of 2011.

The Company's fourth quarter 2011 non-GAAP earnings per share guidance excludes amortization expense associated with acquisition-related intangible assets, which the Company expects will fareduce GAAP earnings per share by approximately $0.03. The non-GAAP earnings per share guidance also does not give effect to any restructuring charges that the Company may incur in the fourth quarter 2011, the amount and timing of which have not yet been determined, as well as the impact of any future acquisitions.

The Company's non-GAAP guidance includes the impact of expensing employee share based compensation. All non-GAAP earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

The Company's fourth quarter 2011 non-GAAP financial guidance excludes amortization of acquisition-related intangible assets, restructuring charges, and the impact that any future acquisitions may have on results of operations. The Company believes that the presentation of financial guidance excluding these factors provides meaningful information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes its non-GAAP financial guidance facilitates comparison of operating results across reporting periods.

Conference Call

The Company intends to release its full 2011 third quarter financial results before the market opens on Thursday, October 27, 2011. Natus management will host an investment-community conference call the same day beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) to discuss those results and to answer questions.

Individuals interested in listening to the conference call may do so by dialing 866-277-1182 for domestic callers, or 1-617-597-5359 for international callers, and entering reservation code 23189279. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 85016916.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company's Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, incubators to control the newborn's environment, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding revenue for the full year 2011, revenue and non-GAAP profitability in the fourth quarter, the impact of amortization expense associated with acquisition-related intangible assets, the potential for future restructuring charges, and the contribution of Embla Systems to earnings in 2012. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2010, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Chief Financial Officer
InvestorRelations@Natus.com